                                                                    EXHIBIT 99.1

TECUMSEH PRODUCTS COMPANY REPORTS THIRD QUARTER 2006 RESULTS

Tecumseh, Michigan, December 19, 2006 . . . . Tecumseh Products Company
(NASDAQ-TECUA, TECUB) announced today its 2006 third quarter consolidated results as summarized in the following Consolidated Condensed Statements of Operations.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                               Three Months Ended              Nine Months Ended
   (Dollars in millions except per share amounts)                 September 30,                   September 30,
   ----------------------------------------------          ---------------------------    ----------------------------
                                                              2006             2005           2006             2005
                                                           -----------------------------------------------------------
NET SALES                                                  $     429.4     $     449.9    $    1,331.8    $    1,322.9
   Cost of sales                                                 407.9           409.8         1,251.8         1,224.9
   Selling and administrative expenses                            42.4            37.2           131.9           121.4
   Impairments, restructuring charges and other items              8.4             1.4            14.0           111.3
                                                           -----------------------------------------------------------
OPERATING PROFIT (LOSS)                                          (29.3)            1.5           (65.9)         (134.7)
   Interest expense                                              (10.0)           (6.3)          (29.4)          (18.0)
   Interest income and other, net                                  2.1             1.9            10.0             6.9
                                                           -----------------------------------------------------------
LOSS FROM CONTINUING OPERATIONS BEFORE TAXES                     (37.2)           (2.9)          (85.3)         (145.8)
   Tax provision (benefit)                                         8.1            34.9            (3.7)           28.3
                                                           -----------------------------------------------------------
   Loss from continuing operations                               (45.3)          (37.8)          (81.6)         (174.1)
   Income from discontinued operations, net of tax                 7.5             0.6            65.1             2.5
                                                           -----------------------------------------------------------
NET LOSS                                                  ($      37.8)   ($      37.2)  ($       16.5)  ($      171.6)
                                                           -----------------------------------------------------------
Basic and diluted income (loss) per share:
  Continuing operations                                   ($      2.45)   ($      2.05)  ($       4.42)  ($       9.42)
  Discontinued operations                                         0.40     $      0.04            3.52    $       0.13
                                                           -----------------------------------------------------------
NET LOSS PER SHARE                                        ($      2.05)   ($      2.01)  ($       0.90)  ($       9.29)
                                                           -----------------------------------------------------------
WEIGHTED AVERAGE SHARES (in thousands of shares)                18,480          18,480          18,480          18,480
                                                           ===========================================================

      Consolidated net loss from continuing operations for the third quarter of 2006 was $45.3 million ($2.45 per share) compared to loss of $37.8 million ($2.05 per share) in the third quarter of 2005, as restated. The change in loss from continuing operations reflected a $30.8 million increase in operating loss before interest and taxes, driven primarily by unfavorable foreign currency fluctuations, higher costs for copper and other commodities, and writedown of impaired assets.

      Reported results for the third quarter of 2006 included restructuring and asset impairment charges of $8.4 million, related to asset impairments in the Engine & Power Train business for the writedown of assets that have become idled under the segment's overall restructuring program. Reported results for the third quarter of 2005 included restructuring and asset impairment charges of $1.4 million related to the European Engine & Power Train ($0.4 million), Compressor ($0.5 million) and Electrical Components ($0.5 million) segments.

      Interest expense amounted to $10.0 million in the third quarter of 2006, compared to $6.3 million in the third quarter of 2005. The increase was primarily related to the higher average interest rates associated with the Company's current borrowing arrangements.

      In determining the loss from continuing operations, the Company recognized a tax provision of $8.1 million, which includes a valuation allowance of $5.9 million ($0.32 per share) established against its remaining foreign deferred tax assets in Brazil, and reversal of tax benefits recorded during the first half of the year. The Company also booked a tax expense of $0.9 million recognized in conjunction with the gain on sale of a subsidiary, which is included in discontinued operations. This compares to a $34.9 million income tax provision in the third quarter of 2005, which primarily reflected the recognition of deferred tax asset valuation allowances for tax jurisdictions in which the Company is in a three year cumulative loss position, including the U.S.

      During the second quarter of 2006, the Company completed the sale of 100% of its ownership in Little Giant Pump Company. The operating results of Little Giant Pump Company for 2006 and the comparable prior year periods have been reclassified from continuing operations to income from discontinued operations. Under accounting rules, the Company has also allocated the portion of its interest expense associated with this operation to the discontinued operations line item. Proceeds from the sale were approximately $121 million. The Company recognized a pre-tax gain on the sale of $77.9 million. The gain on the sale, plus earnings during the Company's period of ownership, net of taxes and interest, is presented in income from discontinued operations and amounted to $65.1 million net of tax ($3.52 per share). Gains of $8.4 million ($7.5 million net of tax) primarily associated with curtailment of employee benefits formerly provided to Little Giant employees were reflected in third quarter financial results. As required by the Company's lending agreements, the proceeds were utilized to repay a portion of the Company's debt.

      Consolidated net loss from continuing operations for the first nine months of 2006 was $81.6 million ($4.42 per share) compared to a loss of $174.1 million ($9.42 per share) for the same period in 2005, as restated. Year-to-date results reflected a $68.7 million reduction in operating loss before interest and taxes including lower restructuring charges of $97.3 million, partially offset by lower product margins in the second and third quarters due to unfavorable foreign currency rates, higher commodity costs, and fees to AlixPartners for consulting services provided to our Engine & Power Train business.

      Interest expense for the nine months ended September 30, 2006 amounted to $29.4 million, compared to $18.0 million in the period ended September 30, 2005. The increase was primarily related to the higher average interest rates associated with the Company's current borrowing arrangements.

      For the nine months ended September 30, 2006, the Company recognized a tax benefit of $3.7 million, which includes a U.S. tax benefit of $11.2 million, partially offset by the valuation allowance of $5.9 million established against foreign deferred tax assets in Brazil in the third quarter and other foreign tax provisions. The U.S. tax benefit is offset by tax expense recorded in discontinued operations and Other Comprehensive Income. This compares to a $28.3 million income tax provision for the nine months ended September 30, 2005, which primarily reflected the recognition of deferred tax asset valuation allowances for tax jurisdictions in which the Company is in a three year cumulative loss position, including the U.S.

      Consolidated net sales from continuing operations in the third quarter of 2006 decreased to $429.4 million from $449.9 million in 2005. Excluding the increase in sales due to the effects of foreign currency translation of $10.2 million, 2006 third quarter sales decreased by 6.8%. Sales increases attributable to the Compressor and Electrical Components segments were more than offset by a substantial decline in sales in the Engine & Power Train segment.

      Consolidated net sales from continuing operations for the first nine months of 2006 increased to $1,331.8 million from $1,322.9 million. Excluding the increase in sales due to the effects of foreign currency translation of $30.2 million, 2006 nine month sales decreased by 1.6%. Like the third quarter, increases attributable to the Compressor and Electrical Components segments were more than offset by a substantial decline in the Engine & Power Train segment.

      The Company has restated the consolidated financial statements for the three and nine months ended September 30, 2005 for errors in the interim period tax provisions. Generally accepted accounting principles require interim period income taxes to be recorded based on an estimated annual effective rate. The Company in error combined the income from foreign jurisdictions with losses from foreign jurisdictions for which tax benefits are not expected to be realizable, which resulted in an understatement in the tax provision of $4.4 million and $3.9 million for the three and nine months, respectively, ended September 30, 2005. While these errors impacted the quarterly tax provisions, they had no impact on the full year 2005 income tax provision. Additionally, as a result of the sale of Little Giant Pump Company in the second quarter of 2006, the Company has recasted the Consolidated Statement of Operations for the three and nine months ended September 30, 2005 to show the Little Giant Pump Company as a discontinued operation.

      The Company has also restated its consolidated financial statements for the first and second quarters of 2006 for errors in interim period tax provisions. Previously reported net loss for the three month period ended March 31, 2006 increased by $3.0 million, and the previously reported net income for the three month period ended June 30, 2006 increased by $0.2 million.

COMPRESSOR BUSINESS

      Third quarter 2006 sales in the Compressor business increased to $230.8 million from $218.6 million in the prior year. Compressor business sales in the first nine months of 2006 increased to $755.6 million from $707.2 million in the first nine months of 2005. Excluding the increase in sales due to the effects of foreign currency translation of $9.3 million for the third quarter and $28.9 million for the first nine months, sales increased by 1.3% and 2.8% in the third quarter and first nine months, respectively. The balance of the increases was primarily attributable to higher unit volumes in aftermarket and commercial distribution markets in the U.S. and Europe as a result of favorable weather conditions, and higher selling prices implemented over the course of 2006 to offset increases in material costs.

      Compressor business operating results for the third quarter of 2006 amounted to a loss of $6.5 million versus net income of $7.6 million in the third quarter of 2005. Operating loss for the nine months ended September 30, 2006 amounted to $3.7 million compared to net income of $23.6 million for the first nine months of 2005. The lower operating income was attributable to unfavorable foreign currency rates and higher material and other input costs, and unfavorable variances associated with shipping bottlenecks experienced subsequent to the conversion to a new ERP management system, partially offset by price advances, better volumes, headcount reductions, and productivity improvements. For the third quarter, the Brazilian real was on average 7.3% stronger against the U.S. dollar in 2006 versus 2005, and the results of hedging activities were less favorable year over year in the third quarter than compared to the second quarter. Including the effects of hedging activities, the Company estimates that changes in foreign exchange rates decreased operating income by approximately $9.7 million compared to the third quarter of 2005.

ELECTRICAL COMPONENTS BUSINESS

      Electrical Components business sales were $109.3 million for the third quarter of 2006, an increase of 5.8% over sales of $103.3 million in the same quarter last year. Electrical Components business sales in the first nine months of 2006 increased 6.3% to $325.3 million from $305.9 million. Sales were higher in the residential and commercial markets (up 10.8% year-to-date) due to strong HVAC-related sales. Sales in the automotive motor market in the third quarter were flat versus the same period of 2005; however, sales in that market were lower in the first and second quarters (down 5.5% year-to-date) as a result of lower build schedules and market share losses by the Company's customers at their respective OEM's.

      Electrical Components operating results for the third quarter of 2006 amounted to a loss of $0.5 million compared to income of $4.8 million in the third quarter of 2005. For the first nine months of 2006, operating income was $2.7 million compared to operating income of $4.0 million in the first nine months of 2005. Approximately half of the decline during the third quarter was related to production inefficiencies, including ERP conversion issues, associated with a facility in Mexico. The remaining differences were primarily related to a shortfall of price increases versus current commodity costs, including copper. Commodity cost increases were also a significant factor in the first and second quarters of 2006 as compared to the comparable period in 2005. The cost of copper and other commodities were approximately $2.8 million higher in the third quarter when compared to prices at the beginning of the year.

ENGINE & POWER TRAIN BUSINESS

      Engine & Power Train business sales were $85.2 million in the third quarter of 2006 compared to $124.2 million for the same period a year ago. The year-over-year decline in sales was partially attributable to lower sales of generators (down $14.9 million versus 2005) caused by a lack of significant hurricane or other storm activity during the 2006 season. In addition, sales volumes of snowthrowers have declined $12.3 million as compared to the third quarter of 2005, due to a shift by our customers to more aggressive inventory management policies. In snowthrower units sold, the third quarter of 2006 lagged the same period of 2005 by approximately 18.2%. The remaining sales decline in the quarter was due to a decrease in transmission business and loss of sales into the Europe market. Sales in the first nine months of 2006 amounted to $237.6 million compared to $297.8 million in the first nine months of 2005. The most significant decline in the nine month period was primarily attributable to the loss of sales of $23.9 million into the European market from the Company's former Italian subsidiary, which was shut down at the end of 2005. A year-over-year decline in sales volumes for generators reflects the lack of a significant hurricane or other storm activity during the 2006 season, and is down $16.3 million versus the same period in 2005. In addition, sales volumes of snowthrowers declined $13.3 million as compared to the first nine months of 2005, due to a shift by our customers to more aggressive inventory management policies. In units sold, 2006 volumes of snowthrowers sold year to date lagged the same period of 2005 by approximately 16.3%. The full year 2006 is currently forecasted to show a decline of 11.7% when compared to the prior year. The remaining sales decline was attributable to a decrease in transmission business.

      Engine & Power Train business operating loss for the third quarter of 2006 was $9.2 million compared to a loss of $5.2 million during the same period a year ago. For the first nine months of 2006, the business incurred an operating loss of $38.9 million compared to an operating loss of $41.6 million in 2005. Included in the 2006 loss were AlixPartners' fees of $5.5 million in the third quarter and $18.8 million in the first nine months, and a $3.5 million gain from the sale of the Douglas, Georgia engine facility in the first quarter of 2006. Excluding these two items, operating results improved by approximately 40.5% and 43.3% in the third quarter and first nine months of 2006, respectively, versus the comparable prior year periods. The improvement in the third quarter reflected lower fixed costs associated with plant closures and higher productivity levels in Brazil, partially offset by higher commodity and transportation costs and a less favorable value of the Brazilian Real.

LIQUIDITY AND CAPITAL RESOURCES

      Historically, cash flows from operations and borrowing capacity under previous credit facilities were sufficient to meet our long-term debt maturities, projected capital expenditures and anticipated working capital requirements. However, in recent years cash flows from operations have been negative and the Company has had to rely on existing cash balances, proceeds from credit facilities and asset sales to fund its needs.

      Throughout the third quarter, our main domestic credit facilities were provided under two credit agreements we signed on February 6, 2006: a $275 million First Lien Credit Agreement and a $100 million Second Lien Credit Agreement. Both agreements provided for security interests in substantially all of the Company's assets and specific financial covenants related to EBITDA (as defined under the agreements and hereafter referred to as our "Adjusted EBITDA"), capital expenditures, fixed charge coverage, and limits on additional foreign borrowings. During the third quarter, the weighted average annual interest rate on our borrowings under these agreements was 8.8%.

      During 2006 the Company's results from operations have continued to be impacted by unfavorable events that have caused a shortfall of Adjusted EBITDA versus the covenant levels. As a result, the Company sought, and on November 3, 2006 it signed, amendments to its lending arrangements with its first and second lien lenders. The principal terms of the November 3 amendments were described in a Current Report on Form 8-K we filed on November 8, 2006.

      On November 13, 2006 we signed a new $100 million Second Lien Credit Agreement with Tricap Partners LLC and a corresponding amendment to our February 6, 2006 First Lien Credit Agreement. The new second lien facility provides the Company with additional liquidity and greater relief from existing financial covenants. We borrowed $100 million under the new Second Lien Credit Agreement and used the proceeds to repay in full the outstanding balance of $54.6 million under the old Second Lien Credit agreement, plus a 2.0% prepayment premium, and to repay $40.0 million of borrowings under the First Lien Credit Agreement. Under the terms of the First Lien Credit Agreement, as amended, the Company has the capacity for additional borrowings under the borrowing base formula of $65.3 million in the U.S. and $58.3 million in foreign jurisdictions. Both the First Lien Credit Agreement as amended and the new Second Lien Credit Agreement have three year terms.

      Interest on the New Second Lien Agreement is equal to LIBOR plus 6.75% plus paid in kind ("PIK") interest of 1.5%. PIK interest accrues monthly on the outstanding debt balance and is paid when the associated principal is repaid. This compares to the previous second lien arrangement, as amended, of interest of LIBOR plus 7.5% plus PIK interest of 2.0%.

      While the new Second Lien Agreement has more favorable interest terms than its predecessor, our weighted average cost of borrowing under the current agreements is higher than it was before the November 13 refinancing. This is attributable to a greater proportion of our total debt being borrowed under the Second Lien Agreement ($100 million versus $54.6 million) and less under the First Lien Agreement. Giving effect to the Company's new and amended arrangements, our weighted average interest rate for all borrowings is 10.4% compared to 8.8% prior to the November 13 refinancing.

      Other interest rate related terms of the new Second Lien Credit Agreement provide for additional PIK interest at the rate of 5.0% if outstanding debt balances are not reduced by certain specified dates. This additional PIK interest would apply to the difference between a target amount of aggregate reduction in debt and the actual amount of first and second lien debt reduction according to the following milestones:

         Milestone Date                    Aggregate Reduction

         June 30, 2007                      $20.0 million
         September 30, 2007                 $40.0 million
         December 31, 2007                  $60.0 million

The new Second Lien Credit Agreement also provides for an additional 2.5% in PIK interest if certain assets are not sold by December 31, 2007.

      Sources of funds to make the principal reductions could include, but are not limited to, cash from operations, reductions in working capital, or asset sales.

      After giving effect to the refinancing, waivers and amendments discussed above, we are currently in compliance with the covenants of our domestic debt agreements. Achieving the level of future financial performance that would support our lending arrangements, and that is required by the financial covenants, will depend on a variety of factors, including customer price increases to cover increases in commodity costs, further employee headcount reductions, consolidation of productive capacity and rationalization of various product platforms. While we are currently moving forward with these actions, there can be no assurance that any of these initiatives will be sufficient if certain risks continue to impede our progress. Those risks include currency fluctuations, weather, the extent to which the Company may lose sales in reaction to higher product prices, or adverse publicity.

      The principal terms of the November 13 amendments were described in a Current Report on Form 8-K we filed on November 15, 2006.

      In our November 15, 2006 Form 8-K, we disclosed that the Company was in negotiations with its lenders in Brazil to reschedule maturities of its current lending arrangements for its Brazilian engine manufacturing subsidiary. The Company's Brazilian engine manufacturing subsidiary has its own financing arrangements with Brazilian banks under which it is required to pay principal installments of various amounts throughout the remainder of 2006 through 2009. Historically, the subsidiary has experienced negative cash flows from operations indicating that it may not have sufficient liquidity on its own to make all required debt repayments as currently scheduled.

      On November 21, 2006, lenders representing greater than 60% of the outstanding amounts borrowed, executed a restructuring agreement whereby scheduled maturities were deferred for eighteen months, with subsequent amortization over the following eighteen months. Other provisions of the agreement included a pledge of certain of the assets of the Brazilian engine subsidiary, and a parent guarantee of the obligation, which would only become effective after full repayment of the Second Lien lender.

      Two banks representing less than 40% of the outstanding balances did not participate in the restructuring agreement. We ceased further payments to those banks effective November 15, 2006 and are seeking remedies available to us under Brazilian law that would require those banks to abide by the terms of the restructuring agreement. While the non-payments constitute a default under the debt agreements, the lenders under the First Lien Credit Agreement, as amended, and the new Second Lien Credit Agreement have waived, for a time, any cross-default that otherwise would result from our failing to make a required payment on these Brazilian loans. The waiver will expire 180 days after November 15, 2006, though either the First Lien or Second Lien lenders have the authority to shorten the 180-day period to 100 days. The waiver will expire immediately if a Brazilian lender takes legal action to collect and the action is not stayed within ten days. If, before the waiver expires we succeed in our legal action to compel the non-agreeing banks to abide by the terms of the restructuring agreement, the First Lien and Second Lien lenders will have no further right to declare a cross-default based on the Brazilian non-payments so long as we comply with our obligations under the restructuring agreement.

      The agreement with the Brazilian banks was subject to the approval of our First and Second Lien credit holders. This approval was obtained through amendments to our existing agreements, which were effective on December 11, 2006. The principal terms of the December 11 amendments were described on a Current Report on Form 8-K we filed on December 15, 2006. Terms of the amendments included fees paid of $750,000, and an additional pre-payment penalty with respect to the Second lien obligations of $1.0 million. In addition, the availability reserve of $10.0 million instituted under a previous amendment to the First Lien credit agreement became permanent.

OUTLOOK

      Information in this "Outlook" section should be read in conjunction with the cautionary language and discussion of risks included below.

      The outlook for the remainder of 2006 is subject to the same variables that negatively impacted the Company throughout 2005 and the first nine months of 2006. Commodity costs, key currency rates, weather and the overall growth rates of the respective economies around the world are all important to future performance. Overall, the Company does not expect these factors to become any more favorable in the foreseeable future. Certain key commodities, including copper and aluminum, continue to trade at elevated levels compared to recent history. From January 1, 2006 through October 31, 2006, the prices of copper and aluminum have increased approximately 60% and 23%, respectively. Lack of storm activity has significantly reduced sales of engines used for generators and has left the Company and the industry with above-normal inventory levels. The Brazilian real continues to strengthen against the dollar, and as of October 31, 2006 had strengthened 8.5% since the beginning of the year.

      Accordingly, the Company expects to continue to incur losses in the fourth quarter 2006, as we do not expect improvements in any of the key factors noted above. Specifically, the Compressor and Electrical Components groups' fourth quarter results are expected to lag the results of the comparable 2005 period. On the other hand, despite the expectation of continued lower levels of sales in the Engine group because of unfavorable market conditions, results in the Engine Group are expected to improve over the very poor 2005 fourth quarter excluding restructuring charges. This improvement continues to be driven by the overall restructuring efforts undertaken by AlixPartners and as further restructuring steps are completed it is expected that additional excess capacity will become idle and impairments might need to be recognized. While no such actions have been approved, these actions could have a significant effect on the consolidated financial position and future results of operations of the Company.

      To respond to the continued losses and consumption of capital resources, the Company is seeking price increases to cover its increased input costs, and has planned further employee headcount reductions, consolidation of productive capacity and rationalization of product platforms. We believe that such actions will contribute to restoring the profitability of the Company, will help to mitigate such negative external factors as currency fluctuation and increased commodity costs and will result in improved operating performance in all business segments in 2007. These actions also could result in restructuring and/or asset impairment charges in the foreseeable future and accordingly, could have a significant effect on the consolidated financial position and future results of operations of the Company.

         In addition, we are also concerned about the amount of debt carried by the Company during this period of unfavorable operating environment. As a result, the Company will be evaluating the feasibility of asset sales as a means to reduce the overall amount of Company indebtedness. Such transactions could also have a significant effect on future results of operations.

RESULTS BY BUSINESS SEGMENTS (UNAUDITED)

                                                              Three Months Ended        Nine Months Ended
    (Dollars in millions)                                         September 30,           September 30,
                                                              -------------------    ------------------------
                                                               2006        2005         2006         2005
                                                              -----------------------------------------------
NET SALES:
    Compressor Products                                       $ 230.8    $  218.6    $    755.6    $    707.2
    Electrical Components Products                              109.3       103.3         325.3         305.9
    Engine & Power Train Products                                85.2       124.2         237.6         297.8
    Other (a)                                                     4.1         3.8          13.3          12.0
                                                              -----------------------------------------------
         Total net sales                                      $ 429.4    $  449.9    $  1,331.8    $  1,322.9
                                                              ===============================================
OPERATING INCOME (LOSS):
    Compressor Products                                      ($   6.5)   $    7.6   ($      3.7)   $     23.6
    Electrical Components Products                               (0.5)        4.8           2.7           4.0
    Engine & Power Train Products                                (9.2)       (5.2)        (38.9)        (41.6)
    Other (a)                                                      --         0.3           0.7           0.2
    Corporate expenses                                           (4.7)       (4.6)        (12.7)         (9.6)
    Impairments, restructuring charges, and other items          (8.4)       (1.4)        (14.0)       (111.3)
                                                              -----------------------------------------------
Total operating income (loss) from continuing operations        (29.3)        1.5         (65.9)       (134.7)
Interest expense                                                (10.0)       (6.3)        (29.4)        (18.0)
Interest income and other, net                                    2.1         1.9          10.0           6.9
                                                              -----------------------------------------------
LOSS FROM CONTINUING OPERATIONS BEFORE TAXES                 ($  37.2)  ($    2.9)  ($     85.3)  ($    145.8)
                                                              ===============================================

----------
(a)   "Other" consists of non-reportable business segments.

Previously, the Company also reported a Pump Products business segment. However, as a result of the decision to sell Little Giant Pump Company, which represented approximately 90% of the previously reported segment, such operations are no longer included in loss from continuing operations before tax. As the Company's remaining pump business does not meet the definition of an operating segment as defined by SFAS No. 131, "Segment Reporting," the Company will no longer report a Pump Products segment, and operating results of the remaining pump business are included in Other for segment reporting purposes.

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

                                                       SEPTEMBER 30,  December 31,
(Dollars in millions)                                      2006           2005
                                                        -------------------------
ASSETS
  CURRENT ASSETS:
    Cash and cash equivalents                           $     58.7     $    116.6
    Accounts receivable, net                                 247.4          211.1
    Inventories                                              368.6          346.8
    Other current assets                                      91.2          132.6
                                                        -------------------------
         Total current assets                                765.9          807.1
  PROPERTY, PLANT AND EQUIPMENT - NET                        569.0          578.6
  GOODWILL AND OTHER INTANGIBLES                             179.4          185.7
  OTHER ASSETS                                               297.8          229.1
                                                        -------------------------
         TOTAL ASSETS                                   $  1,812.1     $  1,800.5
                                                        =========================
LIABILITIES AND STOCKHOLDERS' EQUITY
  CURRENT LIABILITIES:
    Accounts payable, trade                             $    215.1     $    187.3
    Short-term borrowings                                     95.0           82.5
    Accrued liabilities                                      139.3          135.3
                                                        -------------------------
         Total current liabilities                           449.4          405.1
  LONG-TERM DEBT                                             265.7          283.0
  DEFERRED INCOME TAXES                                        7.6           25.0
  PENSION AND POSTRETIREMENT BENEFITS                        217.9          226.1
  PRODUCT WARRANTY AND SELF-INSURED RISKS                     11.3           14.5
  OTHER NON-CURRENT LIABILITIES                               42.0           32.4
                                                        -------------------------
         Total liabilities                                   993.9          986.1
  STOCKHOLDERS' EQUITY                                       818.2          814.4
                                                        -------------------------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $  1,812.1     $  1,800.5
                                                        =========================

CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)

                                         Three Months Ended       Nine Months Ended
  (Dollars in millions)                     September 30,           September 30,
                                        --------------------    ----------------------
                                          2006        2005        2006         2005
                                        ----------------------------------------------
TOTAL STOCKHOLDERS' EQUITY
  BEGINNING BALANCE                     $  858.0    $  908.6    $  814.4    $  1,018.3
Comprehensive income (loss):
  Net loss                                 (37.8)      (37.2)      (16.5)       (171.6)
  Other comprehensive income (loss)         (2.0)       20.8        20.3          57.3
                                        ----------------------------------------------
Total comprehensive income (loss)          (39.8)      (16.4)        3.8        (114.3)
Cash dividends declared                       --          --          --         (11.8)
                                        ----------------------------------------------
TOTAL STOCKHOLDERS' EQUITY
  ENDING BALANCE                        $  818.2    $  892.2    $  818.2    $    892.2
                                        ==============================================

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                Nine Months Ended
(Dollars in millions)                                              September 30,
                                                               --------------------
                                                                 2006        2005
                                                               --------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
           Cash used by operating activities                  ($  129.4)  ($   34.6)
                                                               --------------------
CASH FLOWS FROM INVESTING ACTIVITIES:

  Proceeds from sale of assets                                    132.4          --
  Capital expenditures                                            (45.6)      (88.6)
  Business acquisition                                             (2.0)         --
                                                               --------------------
           Cash provided by (used in) investing activities         84.8       (88.6)
                                                               --------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid                                                     --       (11.8)
  Repayment of Senior Guaranteed Notes                           (250.0)      (50.0)
  Repayment of Industrial Development Revenue Bonds               (10.5)         --
  Proceeds from First Lien Credit Agreement                       147.5          --
  Proceeds from Second Lien Credit Agreement                      100.0          --
  Repayments of Second Lien Credit Agreement                      (45.4)         --
  Other borrowings, net                                            45.6       (38.2)
                                                               --------------------
           Cash used in financing activities                      (12.8)      (23.0)
                                                               --------------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                            (0.5)        2.2
                                                               --------------------
DECREASE IN CASH AND CASH EQUIVALENTS                             (57.9)     (144.0)
CASH AND CASH EQUIVALENTS:
  Beginning of period                                             116.6       227.9
                                                               --------------------
  End of period                                                $   58.7    $   83.9
                                                               ====================

CAUTIONARY STATEMENT RELATING TO FORWARD-LOOKING STATEMENTS

      This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of the Company. Forward-looking statements can be identified by the use of terms such as "expects", "should", "may", "believes", "anticipates", "will", and other future tense and forward-looking terminology.

      Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) changes in business conditions and the economy in general in both foreign and domestic markets; ii) the effect of terrorist activity and armed conflict; iii) weather conditions affecting demand for air conditioners, lawn and garden products, portable power generators and snow throwers; iv) the success of our ongoing effort to bring costs in line with projected production levels and product mix; v) financial market changes, including fluctuations in interest rates and foreign currency exchange rates; vi) economic trend factors such as housing starts; vii) emerging governmental regulations; viii) availability and cost of materials, particularly commodities, including steel, copper and aluminum, whose cost can be subject to significant variation; ix) actions of competitors; x) the ultimate cost of resolving environmental and legal matters; xi) our ability to profitably develop, manufacture and sell both new and existing products; xii) the extent of any business disruption that may result from the restructuring and realignment of our manufacturing operations or system implementations, the ultimate cost of those initiatives and the amount of savings actually realized; xiii) the extent of any business disruption caused by work stoppages initiated by organized labor unions; xiv)the ability of the Company to maintain adequate liquidity in total and within each foreign operation; xv) potential political and economic adversities that could adversely affect anticipated sales and production in Brazil; xvi) potential political and economic adversities that could adversely affect anticipated sales and production in India, including potential military conflict with neighboring countries; xvii) our ability to reduce a substantial amount of costs in the Engine & Power Train group associated with excess capacity, and xviii) the ongoing financial health of major customers. These forward-looking statements are made only as of the date of this report, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

     Tecumseh Products Company will host a conference call to report on the third quarter 2006 results on Friday, December 22, 2006 at 11:00 a.m. ET. The call will be broadcast live over the Internet and then available for replay through the Investor Relations section of Tecumseh Products Company's website at www.tecumseh.com.

     Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company's Internet web site at http://www.tecumseh.com.

     Contact:     Teresa Hess
                  Director, Investor Relations
                  Tecumseh Products Company
                  517-423-8455